UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Pantry, Inc.

(Name of registrant as specified in its charter)

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On February 20, 2014, The Pantry, Inc. (the “Company”) issued a press release that included a letter to the Company’s stockholders urging stockholders to vote for the Company’s director nominees at the Company’s 2014 Annual Meeting of Stockholders. The letter is being mailed to the Company’s stockholders. A copy of the press release is set forth below.

THE PANTRY URGES STOCKHOLDERS TO VOTE FOR ITS NINE HIGHLY QUALIFIED AND EXPERIENCED DIRECTOR NOMINEES

Sends Letter to Shareholders and Files Investor Presentation

CARY, N.C. – February 20, 2014 – The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced that it has commenced the mailing of its definitive proxy materials in connection with the Company’s 2014 Annual Meeting of Stockholders, to be held on March 13, 2014. The Pantry stockholders of record as of January 16, 2014, are eligible to vote at the 2014 Annual Meeting. The Pantry Board of Directors recommends stockholders vote “FOR” the Company’s nine highly qualified and experienced director nominees.

The Pantry has filed an investor presentation with the Securities and Exchange Commission (“SEC”). The presentation is available on the Company’s website at www.thepantry.com.

In addition, the Company issued the following letter to stockholders:

Dear Fellow Shareholder,

We are writing to you today regarding The Pantry’s upcoming Annual Meeting of Stockholders, which will be held on March 13, 2014. At or prior to the meeting, you will be asked to make an important decision regarding your Company’s future. We urge you to protect the value of your investment in The Pantry by voting the enclosed WHITE proxy card today FOR The Pantry’s nine highly qualified and experienced director nominees: Robert F. Bernstock, Thomas W. Dickson, Wilfred A. Finnegan, Kathleen Guion, Dennis G. Hatchell, Edwin J. Holman, Terry L. McElroy, Mark D. Miles and Thomas M. Murnane.

Your Board of Directors and management team are focused on creating value for all stockholders of The Pantry through the continued implementation of our strategy, which balances prudent cost management with targeted initiatives to strengthen The Pantry’s presence in high-value, high-demand markets. Since 2012, when your Board installed the Company’s leadership team led by President and CEO Dennis Hatchell, The Pantry has successfully executed plans to improve performance and unlock the potential of our powerful convenience store platform. We have made significant progress and we are confident that The Pantry is well positioned for continued growth and success.

A dissident stockholder group, led by JCP Investment Management, LLC, is seeking to replace certain members of your Board with a few handpicked nominees. Consistent with its fiduciary duty, your Board is always open to considering qualified director candidates. In fact, as was clearly communicated to the dissident stockholders, your Board is currently seeking an additional director with significant senior management experience in the fuels area to assist the Board in its oversight of this important area. After evaluating the individuals that the dissident group has put forth, your Board concluded that none of the dissident group’s nominees possess the particular experience and expertise required to serve on The Pantry’s Board at this time or to further the interests of all stockholders.

The Pantry’s Board of Directors unanimously recommends that stockholders vote “FOR” the Company’s director nominees today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

THE PANTRY HAS BEEN SUCCESSFULLY EXECUTING A CLEAR STRATEGY

TO DRIVE STOCKHOLDER VALUE

Following an in-depth strategic and operational review that culminated in October 2013, the Company’s leadership, with the support of a globally recognized consulting firm, identified key areas of focus through which to create meaningful value for our Company and all stockholders, including sales growth initiatives, strategic store enhancements, acquisitions and thoughtful expense management. The Pantry’s Board and management team have acted on these key focus areas and implemented a number of changes to position the Company for sustained, profitable growth. Highlights of The Pantry’s accomplishments include:

Attracted leading talent to The Pantry to further strengthen our operational management. Beginning with the appointment of our current CEO, we have taken decisive action to ensure we have a best-in-class management team with the insights and experience to grow the Company and create stockholder value.

•	In March 2012 we appointed Dennis Hatchell, an industry veteran with more than 40 years of retail and distribution experience, as President and CEO.
•	Since Mr. Hatchell’s appointment, we have significantly strengthened our bench of executive talent with the addition of a new CFO, Chief Merchandising Officer and VP of Real Estate and Business Development.
•	Most recently, we appointed a Chief Information Officer in January 2014 to ensure that The Pantry operates at the forefront of technological innovation in its industry.

Increased same-store sales through an enhanced merchandise mix and effectiveness. The Pantry has refocused its merchandising strategy to emphasize localization and targeted advertising and promotions:

•	We have implemented local merchandising programs in more than 900 stores across our footprint.
•	We are driving sales increases through the use of more consistent and competitive fuel and cigarette pricing, localized product offerings and initiatives designed to increase traffic from the pump to the store.

Invested in technology to support pricing optimization. The Pantry has made strategic investments in technology and cost management tools in order to improve fuel pricing and minimize the impact of volatility.

•	We have implemented state-of-the-art fuel pricing software and have installed electronic fuel price signs in nearly 1,000 stores, with plans to add 150 more in fiscal 2014.
•	We continue to make investments to support price optimization throughout the Company’s footprint.

Prudently managed expenses and reduced debt. The Pantry’s Board and management team have steadily reduced costs throughout the organization, giving us a stronger balance sheet and providing additional liquidity to reinvest in our business.

•	We reduced OSG&A costs by $23 million since 2010, a reduction of 1.4% of OSG&A as a percentage of merchandise sales, and successfully renegotiated fuel hauling agreements to reduce costs.
•	Our balance sheet has also benefited from the reduction of nearly $368 million of debt since 2008, including $72 million in fiscal 2013 alone.
•	As of December 2013, The Pantry had substantial liquidity (cash and available credit lines) amounting to $174 million, with no near-term debt maturities.

Significant store remodeling program, enhanced proprietary foodservice and added quick-service restaurants in existing stores. The Company has a significant remodel program underway and is rapidly increasing its number of quick-service restaurants (QSRs).

•	The remodels support our plans to grow proprietary foodservice revenue and, when combined with the QSR additions, to expand our overall mix in the high-growth, high-margin foodservice category.
•	In fiscal 2013 the Company completed 72 store remodels and opened eight new QSRs. The Company intends to build on this momentum into 2014 with additional remodels and more than 20 QSR build-outs.

Utilized new store opportunities and acquisitions to accelerate growth and strengthen The Pantry’s competitive position in key markets. Consistent with the Company’s disciplined capital deployment strategy, the Board and management team are pursuing selective growth opportunities that will enhance the Company’s presence within its primary footprint, enhance free cash flow and produce valuable operating synergies.

•	Over the last two years, the Company has invested approximately $38 million, representing nearly 92% of total growth capital (i.e., remodel, new store and QSR capital), in strengthening its position in leader markets.
•	Since February 2013, the Company has opened four new stores and is actively seeking additional high-potential sites for growth.

The Company’s recent performance clearly demonstrates that this strategy is working and delivering results. Among other things, the Company’s achievements include:

•	Positive growth in same-store merchandise sales for eight of the last nine quarters, as average revenue per customer has steadily improved;
•	Rapid growth in proprietary foodservice revenue;
•	Implementation of management disciplines and technology to aggressively address our fuel market share underperformance; and
•	Steady reduction of total debt.

The Pantry’s leadership has the right vision for a successful future, and is pursuing the right opportunities for growth through a thoughtful balance of investment and cost management. Under the direction of an outstanding management team and the oversight of an engaged and knowledgeable Board, the Company is solidly positioned to continue delivering results and creating value for all stockholders.

THE PANTRY HAS A HIGHLY QUALIFIED, INDEPENDENT BOARD

COMMITTED TO SERVING THE INTERESTS OF ALL STOCKHOLDERS

Your Board has nominated nine highly qualified directors who together possess significant retail, convenience store, consumer packaged goods, foodservice and financial experience that is highly relevant and critical to the business. Of the nine nominees, eight have direct experience working in the retail and/or convenience store industries, and seven have executive management experience at Fortune 500 companies.

Included in your Board’s slate of nine highly qualified nominees for election at the Annual Meeting is Thomas W. “Tad” Dickson, who most recently served as Chairman and CEO of Harris Teeter Supermarkets, a leading food retailer in the southeastern United States with 216 stores and $4.1 billion of revenue. Tad brings nearly two decades of operational and management experience in the supermarket industry. His significant retail experience in the southeastern U.S makes him highly qualified to serve as a member of your Board.

The Pantry is committed to adhering to best practices in corporate governance, as evidenced by:

•	Eight of the Company’s nine nominees are independent (with the only non-independent nominee being the Company’s CEO);
•	Separate Chairman and CEO roles;
•	All directors stand for election annually;
•	No stockholder rights plan;
•	Strict stock ownership guidelines for independent directors and executive management;
•	All Board committees (audit, nomination and compensation) are comprised of 100% independent directors and none of the Company’s nominees serve on more than two other public company boards; and
•	Your Board and management team collectively beneficially own 4.7% of the Company’s stock, ensuring that our interests are aligned with those of all stockholders.

THE DISSIDENT GROUP’S NOMINEES SHOULD NOT BE ELECTED

TO SERVE ON YOUR BOARD OF DIRECTORS

Your Board and management team are committed to maintaining an open dialogue with investors and regularly consider a wide range of options to enhance stockholder value. Since we first became aware of the dissidents’ interest in The Pantry, members of your Board and management team met and spoke with representatives of the dissident group on several occasions in order to better understand their perspective. Your Board also carefully considered the director nominees put forth by the dissident group (and offered to interview one previously put forth) and concluded that the dissident group’s nominees lack the skill or experience required to serve on your Board and represent the best interests of all stockholders at this time. The dissident group has been unable to demonstrate how their director nominees would do anything to improve the value of your Pantry investment.

From a strategic perspective, the dissident group has also shown that it would rather create problems than propose solutions. Despite our repeated attempts to engage with the dissident group to better understand their views as to how they might propose to enhance value for all stockholders, to date the dissident group has not provided any constructive suggestions about improvements to the Company’s strategy.

Do not be fooled by the dissident group—they have no real plan for The Pantry, and it appears that they are engaging in this proxy contest for the self-serving goal of gaining publicity for themselves and their newly formed hedge funds. Your Board and management team are making important and significant progress on our strategic plan and have positioned The Pantry well for sustained and profitable growth.

PROTECT THE VALUE OF YOUR INVESTMENT IN THE PANTRY:

VOTE THE WHITE PROXY CARD TODAY

We are confident that we have the right Board, the right management team and the right strategy to continue to drive value for all stockholders. We strongly urge you to protect the value of your investment in The Pantry by voting “FOR” your Board’s experienced and highly qualified director nominees on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any GOLD proxy card sent to you by the dissident group.

On behalf of your Board of Directors, we thank you for your continued support of The Pantry.

Sincerely,

Edwin J. Holman	Dennis G. Hatchell
Chairman of the Board	President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to sign any Gold proxy card sent to you by JCP Investment Management, LLC. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.

Safe Harbor Statement

Statements made by the Company in this letter relating to future plans, events, or financial condition or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “intend,” “outlook,” “guidance,” “believes,” “should,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation, the potential cost and management distraction attendant to the dissident group’s nomination of director nominees at the 2014 Annual Meeting of Stockholders, the ability of management to increase profitability as a result of technology enhancements, cost management efforts and store remodels, and new store openings and acquisitions. These and other risk factors are discussed in the Company’s most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission (the “SEC”), and should be considered carefully. Readers are cautioned not to place undue reliance on such forward looking statements. In addition, the forward-looking statements included in this letter are based on the Company’s estimates and plans as of February 20, 2014. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Important Additional Information

The Pantry, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from The Pantry’s stockholders in connection with the matters to be considered at The Pantry’s 2014 Annual Meeting of Stockholders. The Pantry has filed a definitive proxy statement and form of white proxy card with the SEC in connection with its 2014 Annual Meeting of Stockholders. THE PANTRY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with The Pantry’s 2014 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by The Pantry with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at The Pantry’s website at www.thepantry.com, by writing to The Pantry at 305 Gregson Drive, Cary, North Carolina 27511, Attention: Secretary or by calling The Pantry’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

The Pantry, Inc.

Andrew Hinton, 919-774-6700

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger, 212-750-5833

Joele Frank, Wilkinson Brimmer Katcher

Matt Sherman / Andrew Siegel, 212-355-4449